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                                                                    EXHIBIT 21.1


                     SUBSIDIARIES OF AMERISTAR CASINOS, INC.


Cactus Pete's, Inc., a Nevada corporation

Ameristar Casino Vicksburg, Inc., a Mississippi corporation ("ACVI")

Ameristar Casino Council Bluffs, Inc., an Iowa corporation

Ameristar Casino Las Vegas, Inc., a Nevada corporation

A.C. Food Services, Inc., a Nevada corporation

AC Hotel Corp., a Mississippi corporation (which also is a subsidiary of ACVI)